UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2006

Fairchild Semiconductor International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15181	043363001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

82 Running Hill Road, South Portland, Maine		04106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	207-775-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement With New Chief Financial Officer.

On February 27, 2006, we entered into an employment agreement with Mark S. Frey under which we agreed to employ Mr. Frey as Executive Vice President and Chief Financial Officer effective as of March 20, 2006. The agreement has an initial term of one year, with the term automatically renewing each year for additional one-year terms unless we or Mr. Frey gives notice of non-renewal at least 180 days before the end of the current term. The agreement provides for a base annual salary of at least $325,000, subject to increases at the discretion of the chief executive officer on a basis consistent with company policies. Mr. Frey's annual incentive target amount under our annual cash bonus program, the Enhanced Fairchild Incentive Plan, will be 90% of his base salary. Actual amounts received under this incentive plan range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds goals for earnings before interest and taxes (EBIT) set by the company's compensation committee.

Under the agreement, if Mr. Frey's employment is terminated by us for any reason other than "cause," or by Mr. Frey for "good reason" (as those terms are defined in the agreement), we will pay him an amount equal to his base salary and annual bonus target amount in effect at the time of termination. In the event of a "change in control" (as defined in the agreement), if Mr. Frey's employment is terminated by the company or its successor for any reason other than "cause", or by Mr. Frey for "good reason", in either case within 6 months before or 12 months after the change in control, then we or our successor must pay him an amount equal to his base annual salary and annual bonus target amount in effect at the time of termination, and his performance units, restricted stock units, stock options, and other equity awards would vest in full and the options would be exercisable for their remaining terms.

Under the agreement, Mr. Frey will receive grants of 20,000 performance units, 20,000 restricted stock units and options to purchase 75,000 shares of common stock. The grant date for these grants will be Mr. Frey's start date with the company. The number of performance units is based on the company attaining 100% of a goal for EBIT for 2006 set by the company's compensation committee. The number of performance units actually received under the grant could be between 0 and 40,000, depending on whether the company achieves or exceeds the EBIT goal. Any performance units received will vest over the three-year period following the grant date. Vested performance units will result in the delivery to Mr. Frey of one share of common stock per vested unit. The restricted stock units will vest in one-quarter increments on each of the first four anniversaries of the grant date. Vested restricted stock units will result in the delivery to Mr. Frey of one share of common stock per vested unit. The options will vest over the four-year period following the grant date, will have an eight-year term and will have an exercise price per share equal to the fair market value of the company’s common stock on the grant date.

The agreement also provides for Mr. Frey to receive a one-time recruitment bonus of $80,000, net of applicable taxes, within 10 days of his start date, and up to $8,000 per year in personal tax and financial planning services at the company’s expense and on a tax-assisted basis. In addition, Mr. Frey will be entitled to four weeks’ paid vacation and will be entitled to participate in company benefit programs available to senior executives of the company. Under the agreement, the company agreed to pay Mr. Frey's reasonable advisory and legal fees associated with entering into the employment agreement, up to $5,000, net of taxes.

If Mr. Frey materially breaches his agreement, or if we terminate his employment for "cause", then we may cancel his performance units, restricted stock units, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

The above description is qualified in its entirety by reference to the complete agreement to be filed with the Securities and Exchange Commission.

Grant of Non-Stockholder Approved Equity Awards.

In connection with his recruitment to join our company, Mr. Frey's employment agreement provides that he will receive non-stockholder approved equity awards intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual. These awards, including grants of 20,000 performance units, 20,000 restricted stock units and options to purchase 75,000 shares of common stock, are described above within the description of Mr. Frey's employment agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2006 we announced the appointment of Mark S. Frey as Executive Vice President and Chief Financial Officer, effective March 20, 2006. Mr. Frey will become our principal financial officer. The press release announcing Mr. Frey's appointment is included in this current report on Form 8-K and is incorporated herein by reference. We have entered into an employment agreement with Mr. Frey, the material terms of which are described under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.01 Press Release dated March 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

March 1, 2006	By:	/s/ Paul D. Delva

Name: Paul D. Delva
Title: Sr. V.P., General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.01	Press Release dated March 1, 2006